UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2009, Kraft Foods Inc. entered into an indemnification agreement with Irene B. Rosenfeld, Kraft’s Chairman and Chief Executive Officer. Under the agreement, Kraft agrees to indemnify, including advancing expenses to, Ms. Rosenfeld against any liabilities that she may incur as a result of her service as a Kraft director and/or officer, to the fullest extent permitted by Virginia law and Kraft’s Articles of Incorporation. Ms. Rosenfeld’s indemnification agreement is substantially similar in form to the indemnification agreements between Kraft and its other directors.

The above description of the indemnification agreement is not complete and is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 27, 2009, Kraft’s Board of Directors adopted an amendment to Article II, Section 2 of Kraft’s Amended and Restated By-Laws (the “By-laws”) to decrease the size of the Board from 12 to 11 members.

The above description of the amendment is not complete and is qualified in its entirety by reference to the By-laws, as amended, a copy of which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit Number	Description
3.1	Amended and Restated By-Laws of Kraft Foods Inc., dated January 27, 2009.

10.1	Indemnification Agreement between Kraft Foods Inc. and Irene B. Rosenfeld, dated January 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.
Date: February 2, 2009
/s/ Carol J. Ward
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary